Exhibit 99.1

List of Filing Subsidiaries

1.	Momentive Performance Materials Worldwide Inc.

2.	Momentive Performance Materials USA Inc.

3.	Momentive Performance Materials China SPV Inc.

4.	Momentive Performance Materials South America Inc.

5.	MPM Silicones, LLC

6.	Momentive Performance Materials Quartz, Inc.

7.	Juniper Bond Holdings I LLC

8.	Juniper Bond Holdings II LLC

9.	Juniper Bond Holdings III LLC

10.	Juniper Bond Holdings IV LLC